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                                                                   EXHIBIT 8.1

                    TAX OPINION OF FOSTER PEPPER & SHEFELMAN



                               _________ ___, 1996

Washington Mutual, Inc.
1201 Third Avenue, Suite 1500
Seattle, Washington  98101
Attention:  Craig E. Tall

Utah Federal Savings Bank
2279 Washington Boulevard
Ogden, Utah 84401
Attention:  L. Brent Hoggan

Gentlemen:

                                           Washington Mutual/Utah Federal Merger

Based upon our review of the Proxy Statement/Prospectus dated ________ ___, 1996, certain other facts and documents we consider relevant, and certain representations made to us by Washington Mutual, Utah Federal and Mr. Ernest J. Miller, under federal income tax laws in effect on the date hereof, in our opinion the merger of Utah Federal with and into WMBfsb (the "Merger"), if it occurs, will have the federal income tax consequences set forth below, subject to the conditions and qualifications described in the "Federal Income Tax Consequences" portion of the Proxy Statement/ Prospectus:

         (i) the Merger will qualify as a "reorganization" under Section 368(a) of the Code;

         (ii) no gain or loss will be recognized by a shareholder of Utah Federal who, pursuant to the Merger Agreement, exchanges shares of Utah Federal Common Stock solely for shares of Washington Mutual Common Stock;

         (iii) subject to the provisions and limitations of Section 302 of the Code, gain or loss will be recognized with respect to each shareholder of Utah Federal who holds shares of Utah Federal Common Stock and who, pursuant to the exercise of dissenter rights, exchanges such shares solely for cash;

         (iv) the payment of cash to a Utah Federal Shareholder in lieu of a fractional share of Washington Mutual Common Stock will be treated as a distribution in redemption of the fractional share interest, such shareholder will be taxed on the cash received in accordance with the provisions and limitations of Section 302 of the Code and, in general, such distribution in redemption will be recognized and treated as a payment in exchange for such fractional share interest;

         (v) the aggregate basis of the Washington Mutual Common Stock received by a Utah Federal Shareholder who exchanges Utah Federal Common Stock for Washington Mutual Common Stock will be the same as the aggregate basis of the Utah Federal Common Stock surrendered in exchange therefor (reduced by the basis allocable to any fractional share for which cash is received);
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         (vi)       the holding period of the Washington Mutual Common Stock
                    received by a Utah Federal Shareholder will include the period during which the Utah Federal Common Stock surrendered in exchange therefor was held if such Utah Federal Common Stock was held by such Utah Federal Shareholder as a capital asset at the Effective Time; and

         (vii) gain or loss recognized due to the payment of cash in lieu of a fractional share or due to Utah Federal Common Stock being converted into cash by exercise of dissenter rights generally will be capital gain or loss if the shares of Utah Federal Common Stock were held by the Utah Federal Shareholder as a capital asset. For such shareholders, if the shares had been held for more than one year, the gain or loss will be long-term capital gain or loss. Whether or not the character of any taxable gain or loss is material to an Utah Federal Shareholder depends upon the particular circumstances of the shareholder.

Capitalized terms used but not otherwise defined in this letter have the meanings given to them in the Proxy Statement/ Prospectus.

Our opinion is intended solely for the benefit of Washington Mutual and Utah Federal and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that a copy of this opinion may, as required, be delivered to any appropriate governmental regulatory agency.

                                            Very truly yours,



                                            Carl J. West